Exhibit 99.1
Yahoo! Appoints Maggie Wilderotter to Board of Directors
Wilderotter Brings Extensive Technology, Customer and Operational Expertise to Yahoo!
SUNNYVALE, Calif. — July 27, 2007 — Yahoo! Inc. (Nasdaq: YHOO), today announced the appointment of Maggie Wilderotter to the company’s Board of Directors. Wilderotter brings extensive experience in technology, communications and business operations to Yahoo!. Currently she is chairman and chief executive officer of Citizens Communications Company (NYSE: CZN), a full-service communications provider and the second-largest local exchange telephone company in the country. Wilderotter oversees all functional areas of Citizens Communications and is responsible for its overall corporate strategy and execution of its vision, mission and business priorities.
“With more than 25 years of experience in telephone, wireless, cable television, computers and interactive media, Maggie’s broad range of leadership qualifications and proven track record make her an extremely valuable addition to our team,” said Jerry Yang, chief executive officer, Yahoo!. “Her unique and in-depth understanding of consumers, business, and technology will make her instrumental in helping to provide valuable insight for Yahoo!’s key initiatives across the entire organization. We’re excited to welcome her to the Board.”
Wilderotter remarked, “Yahoo! has the technology, talent and resources to make every customer experience a great one. I believe that the company is committed to specific, strategic, customer-focused actions that will enable it to build on its position as one of the most powerful and influential companies on the Internet. I look forward to working with Jerry Yang and the rest of the team at Yahoo!.”
Previously Wilderotter served as senior vice president of the worldwide public sector division at Microsoft Corporation, where she was responsible for strengthening customer and partner outreach in the government and education markets, as well as working across Microsoft’s business divisions to develop and coordinate forward-looking strategies.
Prior to Microsoft, Wilderotter was president and chief executive officer of Wink Communications Inc., executive vice president of national operations for AT&T Wireless Services Inc. and chief executive officer of AT&T’s Aviation Communications Division. She also served as senior vice president of McCaw Cellular Communications Inc. and was a regional president managing the company’s California, Nevada, and Hawaii region.
Wilderotter has received national recognition for her contributions to the communications industry. She was twice honored with the Vanguard Award for Distinguished Leadership awarded by the National Cable Television Association, the 1999 Outstanding Mentor Award from the Women in Cable and Telecommunications Foundation and its Top 10 Women in Cable & Telecommunications Award.

She also serves on the Board of Directors for the Xerox Corporation and holds a bachelor’s degree in Economics and Business Administration from the College of the Holy Cross.
About Yahoo!
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo!’s mission is to connect people to their passions, their communities and world’s knowledge. Yahoo! is headquartered in Sunnyvale, California.
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Yahoo! and the Yahoo! logo are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.
For more information, please contact:
Media Relations:
Kelly Delaney
Corporate Communications, Yahoo!
408-349-2579
kellyd@yahoo-inc.com
Investor Relations:
Cathy LaRocca
Investor Relations, Yahoo!
408-349-5188
cathy@yahoo-inc.com